Exhibit 3.3

AMENDED AND RESTATED OPERATING AGREEMENT

of

OTG MANAGEMENT, LLC

Dated as of                , 2016

THE COMMON UNITS REPRESENTED BY THIS OPERATING AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY OTHER APPLICABLE SECURITIES LAWS. SUCH COMMON UNITS MAY NOT BE SOLD, ASSIGNED, PLEDGED OR OTHERWISE DISPOSED OF AT ANY TIME WITHOUT REGISTRATION UNDER SUCH ACT AND LAWS OR EXEMPTION THEREFROM, AND COMPLIANCE WITH THE OTHER SUBSTANTIAL RESTRICTIONS ON TRANSFERABILITY SET FORTH HEREIN.

i

ii

AMENDED AND RESTATED OPERATING AGREEMENT
of
OTG MANAGEMENT, LLC
(A Delaware Limited Liability Company)

This Amended and Restated Operating Agreement (this “Operating Agreement”) of OTG Management, LLC, a Delaware limited liability company ( the “Company”), dated as of           , 2016, is made and entered into by OTG EXP, Inc., a Delaware corporation (“OTG EXP”), OTG Management, Inc., a Pennsylvania corporation (“Management, Inc.”), OTG Consolidated Holdings, Inc., a Pennsylvania corporation (“Holdings, Inc.”), HMP II Onshore OTG Investment, L.P., a Delaware limited partnership (“HMP II”) and Highbridge Principal Strategies - AP Mezzanine Partners II, L.P., a Delaware limited partnership (“Highbridge Mezzanine” and together with HMP II, the “Highbridge Members”), as Members. Capitalized terms used but not simultaneously defined are defined in or by reference to Section 1.01.

W I T N E S S E T H:

WHEREAS, the Company was formed as a limited liability company on December 3, 2010, pursuant to the Delaware Limited Liability Company Act (6 Del.C. §18-101, et seq.) (as amended from time to time, the “Delaware LLC Act”) by the filing of its Certificate of Formation (as amended, the “Certificate”) with the Secretary of State;

WHEREAS, prior to the execution hereof, Management, Inc., Holdings, Inc. and ARCC OTG Corp., a Delaware corporation (“AOTG”), were the sole members of the Company under the Amended and Restated Operating Agreement of the Company, dated as of December 11, 2012 (the “Prior Operating Agreement”), pursuant to which the Company has heretofore been governed;

WHEREAS, in connection with the initial public offering (the “IPO”) of Class A Shares (as defined below) of OTG EXP, (i) the Prior Operating Agreement will hereby be amended and restated to establish a new class of equity consisting of the Common Units (as defined below) to be held by the Members in the amounts set forth opposite each Member’s name in Exhibit A hereto, (ii) pursuant to one or more mergers, AOTG will merge with and into OTG EXP with OTG EXP continuing as the surviving entity (the “Mergers”) and, in connection with the Mergers, OTG EXP will issue Class A Shares and other consideration to the stockholders of AOTG, (iii) OTG EXP, the Company, Management, Inc., Holdings, Inc. and the other parties thereto will enter into an Exchange Agreement (as defined below), pursuant to which Members (other than OTG EXP and its Subsidiaries) will be permitted to exchange Common Units (together with the corresponding number of Class B Shares (as defined below), to the extent such Member holds Class B Shares) for Class A Shares or the Cash Amount (as defined therein), (v) OTG EXP will contribute a portion of the net proceeds of the IPO to the Company in exchange for newly-issued Common Units and the remainder of the proceeds to purchase Common Units from certain holders of Common Units and for other purposes (collectively, the “IPO Transactions”) and (iv) OTG EXP, the Company and certain other parties will enter into a Tax Receivable Agreement (as defined below), pursuant to which OTG EXP will be obligated to make payments to certain parties relating to tax benefits realized; and

WHEREAS, the parties desire to amend and restate the Prior Operating Agreement as set forth herein to give effect to the IPO Transactions, reflect the admission of the Highbridge Members as Members, and reflect the admission of OTG EXP as a Member and as sole managing member.

1

NOW, THEREFORE, in consideration of these premises, the mutual covenants of the parties set forth in this Operating Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Members, intending to be legally bound and the Company hereby agree as follows:

Article 1
DEFINED TERMS

Section 1.01        Definitions. As used in this Operating Agreement, the following terms have the following meanings:

“Adjusted Capital Account” means, with respect to any Member, the balance in such Member’s Capital Account as of the end of the relevant Fiscal Year or period, adjusted as follows:

(a) increased by the sum of (x) any amounts which such Member is obligated or has agreed to contribute (but has not yet contributed) to the Company and (y) the amounts which such Member is obligated to restore or is deemed to be obligated to restore pursuant to Treas. Reg. §1.704-1(b)(2)(ii)(c), Treas. Reg. §1.704-2(g)(1) and Treas. Reg. §1.704-2(i)(5); and

(b) decreased by the items described in subclauses (4), (5) and (6) of Treas. Reg. §1.704-1(b)(2)(ii)(d) with respect to such Member.

The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Treas. Reg. § 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Affiliate” means, when used with respect to a specified Person, any Person which (a) directly or indirectly Controls, is Controlled by or is Under Common Control with such specified Person, (b) is an officer, director, general partner, trustee or manager of such specified Person or of a Person described in clause (a), or (c) is a Relative of such specified Person or of an individual described in clause (a) or (b).

“Applicable Law” means, to the extent applicable to the Company or its activities or any Member, as applicable: (a) all U.S. federal and state statutes and laws and all statutes and laws of foreign countries; (b) all rules and regulations (including interpretations thereof) of all regulatory agencies, organizations and bodies; and (c) all rules and regulations (including interpretations thereof) of all self-regulatory agencies, organizations and bodies now or hereafter in effect.

“Assumed Tax Liability” means, with respect to a Member and as of any relevant determination date, an amount equal to the product of (A) the highest combined tax rate (including all applicable U.S. federal, state and local tax rates with reference to income, and taking into account the deductibility (including applicable limitations on deductibility) of state and local income taxes for federal income tax purposes, but without taking into account the alternative minimum tax or any separate tax attributes that may be applicable to a Member) applicable to an individual (or, if higher, a corporation) resident in New York, New York and (B) the net taxable income of the Company allocated to such Member (calculated without regard to any adjustments pursuant to Section 734 or 743 of the Code and (without duplication) any deductions or offset attributable the tax basis of a Reference Asset), as determined on a quarterly basis or such more frequent basis as any such Taxes would be required to be paid for any taxable period (and, without duplication, after the end of any taxable year after a final determination of the amount of Taxes for such period determined pursuant to this definition).

2

“Book Value” means, with respect to any Company property, such property’s adjusted basis for U.S. federal income tax purposes, except as follows:

(a) The initial Book Value of any property contributed by a Member to the Company shall be the Fair Market Value of such property as reasonably determined by the Managing Member;

(b) The Book Values of all properties shall be adjusted to equal their respective Fair Market Values as determined in the Managing Member’s discretion in connection with (i) the acquisition of an interest in the Company by any new or existing Member in exchange for more than a de minimis capital contribution to the Company, (ii) the distribution by the Company to a Member of more than a de minimis amount of property as consideration for an interest in the Company, or (iii) the liquidation of the Company within the meaning of Treas. Reg. § 1.704-1(b)(2)(ii)(g) (other than pursuant to Section 708(b)(1)(B) of the Code);

(c) The Book Value of property distributed to a Member shall be the Fair Market Value of such property on the date of distribution as determined by the Managing Member; and

(d) The Book Value of all property shall be increased (or decreased) to reflect any adjustments to the adjusted tax basis of such property pursuant to Section 734(b) of the Code or Section 743(b) of the Code, but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treas. Reg. § 1.704-1 (b)(2)(iv)(m) and clause (f) of the definition of Net Profits and Net Losses; provided, however, that Book Value shall not be adjusted pursuant to this clause (d) to the extent the Managing Member determines that an adjustment pursuant to clause (b) hereof is necessary or appropriate in connection with the transaction that would otherwise result in an adjustment pursuant to this clause (d).

If the Book Value of property has been determined or adjusted pursuant to clause (b) or (d) hereof, such Book Value shall thereafter be adjusted by the Depreciation taken into account with respect to such property for purposes of computing Net Profits and Net Losses and other items allocated pursuant to Article 6.

“Budget Act” is defined in Section 12.05(a).

“Business Combination Transaction” is defined in the Charter.

“Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized by law to close.

“Capital Account” is defined in Section 6.01(a).

3

“Capital Contribution” means the amount of all cash capital contributions by a Member to the Company and the Fair Market Value of any property contributed by a Member to the Company (net of any liabilities secured by such property that the Company is considered to assume or take subject to under Section 752 of the Code).

“Certificate” is defined in the recitals.

“Class A Shares” means the class A common stock, par value $0.01 per share, of OTG EXP

“Class B Shares” means the class B common stock, par value $0.01 per share, of OTG EXP

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Unit” is defined in Section 3.01(a).

“Company” is defined in the preamble.

“Company Minimum Gain” means “partnership minimum gain” as that term is defined in Treas. Reg. §§ 1.704-2(b)(2) and 1.704-2(d).

“Consolidated Transaction” is defined in Section 9.06(b).

“Control,” including the correlative terms “Controlling,” “Controlled by” and “Under Common Control with” means possession, directly or indirectly (through one or more intermediaries), of the power to direct or cause the direction of management or policies (whether through ownership of securities or any partnership or other ownership interest, by contract or otherwise) of a Person.

“Delaware LLC Act” is defined in the recitals.

“Depreciation” means, for each Fiscal Year, an amount equal to the depreciation, amortization or other cost recovery deduction allowable for federal income tax purposes with respect to property for such taxable year, except that with respect to any property the Book Value of which differs from its adjusted tax basis at the beginning of such taxable year, Depreciation shall be an amount which bears the same ratio to such beginning Book Value as the federal income tax depreciation, amortization or other cost recovery deduction for such taxable year bears to such beginning adjusted tax basis; provided that if the adjusted tax basis of any property at the beginning of such taxable year is zero, Depreciation with respect to such property shall be determined with reference to such beginning value using any reasonable method selected by the Managing Member.

“Dispute” is defined in Article 13.

“Economic Risk of Loss” has the meaning assigned to such term in Treas. Reg. § 1.752-2(a).

4

“Effective Time” means the time of consummation of the IPO.

“Equity Securities” means, as applicable, (a) any capital stock, membership interests, other share capital or securities containing any profit participation features, (b) any securities directly or indirectly convertible or exercisable into or exchangeable for any capital stock, membership interests, other share capital or securities containing any profit participation features, (c) any rights or options directly or indirectly to subscribe for or to purchase any capital stock, membership interests, other share capital or securities containing any profit participation features or to subscribe for or to purchase any securities directly or indirectly convertible or exercisable into or exchangeable for any capital stock, membership interests, other share capital or securities containing any profit participation features, (d) any share appreciation rights, phantom share rights or other similar rights, or (e) any equity securities, rights or instruments issued or issuable with respect to any of the foregoing referred to in clauses (a) through (d) above in connection with a combination, subdivision, recapitalization, merger, consolidation, conversion, share exchange or other reorganization or similar event or transaction.

“Exchange” is defined in the Exchange Agreement.

“Exchange Agreement” means the Exchange Agreement dated as of the date hereof among OTG EXP, the Company, Holdings, Inc., Management, Inc. and the other parties thereto.

“Exchange Rate” is defined in the Exchange Agreement.

“Fair Market Value” means, with respect to specified property as of any date, the fair market value for such property as between a willing buyer under no compulsion to buy and a willing seller under no compulsion to sell in an arm’s-length transaction occurring on such date, taking into account all relevant factors determinative of value (including in the case of securities any restrictions on transfer applicable thereto), as is reasonably determined in good faith by the Managing Member.

“Fiscal Year” means, except as otherwise required by Applicable Law, for the Company’s financial reporting and federal income tax purposes, a period commencing January 1 and ending December 31 of each year, or such other period as the Managing Member may determine.

“Holdings, Inc.” is defined in the recitals.

“Indemnitee” is defined in Section 11.02.

“Initiating Party” is defined in Article 13.

“Investment Company Act” means the Investment Company Act of 1940, as amended from time to time.

“IPO” is defined in the recitals.

“IRS” is the United States Internal Revenue Service.

5

“Losses” is defined in Section 11.02.

“Managing Member” means (i) OTG EXP so long as OTG EXP has not withdrawn as the Managing Member pursuant to Section 7.01 and (ii) any successor thereof appointed as Managing Member in accordance with Section 7.01. Unless the context otherwise requires, references herein to the Managing Member shall refer to the Managing Member acting in its capacity as such.

“Member” means each Person listed on Exhibit A hereto and each other Person that becomes a member of the Company as provided herein, so long as such Person continues as a member of the Company.

“Member Nonrecourse Debt” has the meaning assigned to the term “partner nonrecourse debt” in Treas. Reg. § 1.704-2(b)(4).

“Member Nonrecourse Debt Minimum Gain” has the meaning assigned to the term “partner nonrecourse debt minimum gain” in Treas. Reg. § 1.704-2(i)(2).

“Member Nonrecourse Deductions” has the meaning assigned to the term “partner nonrecourse deductions” in Treas. Reg. § 1.704-2(i)(1).

“Mergers” is defined in the recitals.

“Net Profits” and “Net Losses” for any Fiscal Year or other period means, respectively, an amount equal to the Company’s taxable income or loss for U.S. federal income tax purposes for such taxable year, determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in taxable income or loss), with the following adjustments (without duplication):

(a) Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Net Profits and Net Losses pursuant to this definition of “Net Profits” and “Net Losses” shall be added to such taxable income or loss;

(b) Any expenditures of the Company described in Section 705(a)(2)(B) of the Code or treated as Section 705(a)(2)(B) of the Code expenditures pursuant to Treas. Reg. § 1.704-1(b)(2)(iv)(i) and not otherwise taken into account in computing Net Profits or Net Losses pursuant to this definition of “Net Profits” and “Net Losses” shall be subtracted from such taxable income or loss;

(c) In the event the Book Value of any asset is adjusted pursuant to clause (b), clause (c) or clause (d) of the definition of Book Value, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the Book Value of the asset) or an item of loss (if the adjustment decreases the Book Value of the asset) from the disposition of such asset and shall be taken into account for purposes of computing Net Profits or Net Losses;

6

(d) Gain or loss resulting from any disposition of property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Book Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Book Value;

(e) In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such taxable year, computed in accordance with the definition thereof;

(f) To the extent an adjustment to the adjusted tax basis of any asset pursuant to Section 734(b) of the Code is required, pursuant to Treas. Reg. § 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Account balances as a result of a distribution other than in liquidation of a Member’s interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or an item of loss (if the adjustment decreases such basis) from the disposition of such asset and shall be taken into account for purposes of computing Net Profits or Net Losses; and

(g) Any items that are allocated pursuant to Section 6.04 shall be determined by applying rules analogous to those set forth in clauses (a) through (f) hereof but shall not be taken into account in computing Net Profits and Net Losses.

The foregoing definition of Net Profits and Net Losses is intended to comply with the provisions of Treas. Reg. § 1.704-1(b) and shall be interpreted consistently therewith.

“Nonrecourse Deductions” is defined in Treas. Reg. § 1.704-2(b)(1).

“Notice” is defined in Section 14.07.

“Operating Agreement” is defined in the preamble.

“OTG EXP” is defined in the Preamble.

“OTG EXP Charter” is defined in Section 9.06.

“Panel” is defined in Article 13.

“Percentage Interest” of each Member is set forth on Exhibit A hereto, which may be amended from time to time and which shall be equal to a fraction (expressed as a percentage), the numerator of which is the number of Common Units held by such Member and the denominator of which is the number of Common Units held by all the Members (it being understood that if the Company hereafter issues any Equity Securities other than Common Units, then this definition shall be changed pursuant to an amendment of this Operating Agreement in accordance with the terms hereof).

“Permitted Transferee” means (i) the spouse of such Member, (ii) any trust, or family partnership or family limited liability company, the sole beneficiary of which is such Member, the spouse of, or any Person related by blood or adoption to, such Member, (iii) an Affiliate of such Member, (iv) in the context of a distribution by such Member to its direct or indirect equity owners substantially in proportion to such ownership, the partners, members or stockholders of such Member, or the partners, members or stockholders of such partners, members or stockholders and (v) any Member.

7

“Permitted Transferee Member” means a Permitted Transferee that is admitted as a Member pursuant to the terms of this Operating Agreement.

“Person” means any natural person, corporation, limited partnership, general partnership, limited liability company, joint stock company, joint venture, association, company, estate, trust, bank trust company, land trust, business trust, or other organization, whether or not a legal entity, custodian, trustee-executor, administrator, nominee, or entity in a representative capacity, and any government or agency or political subdivision thereof.

“Prior Operating Agreement” is defined in the Preamble.

“Reference Asset” is any asset of the Company (whether held directly or indirectly through a Subsidiary of the Company that is a flowthrough for U.S. federal income tax purposes) at the time of an Exchange (provided, that for this purpose, an Exchange shall also include the acquisition by OTG EXP of Common Units from Members in connection with the IPO (including as a result of the Mergers). A Reference Asset also includes any asset the tax basis of which is determined, in whole or in part, by reference to the tax basis of an asset that is described in the preceding sentence, including “substituted basis property” within the meaning of Section 7701(a)(42) of the Code. Notwithstanding the foregoing, “Reference Asset” shall only include real property and other tangible and intangible property eligible for cost recovery pursuant to Sections 167 or 197 of the Code.

“Registration Rights Agreement” means the Registration Rights Agreement, by and among OTG EXP, Holdings, Inc., Management, Inc. and the other parties thereto.

“Regulatory Allocations” is defined in Section 6.04(b).

“Relative” means any Person’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships and any Person sharing such Person’s household (other than a tenant or employee).

“Responding Party” is defined in Article 13.

“Restricted Transaction” is defined in Section 9.06(a).

“Secretary of State” means the Secretary of State of the State of Delaware.

“Securities Act” means the Securities Act of 1933, as amended.

“Share Exchange” means a share exchange involving more than 50% of the shares of common stock of OTG EXP. Share exchanges effected in accordance with the Exchange Agreement shall not constitute a “Share Exchange” for purposes of this Operating Agreement.

8

“Stockholders Agreement” means the Stockholders Agreement dated as of the date hereof among OTG EXP, Holdings, Inc., Management, Inc. and the other parties thereto.

“Subsidiary” means (a) any corporation, limited liability company or other entity, a majority of the capital stock or other equity interests of which having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions is at the time owned, directly or indirectly, with power to vote, by the Company or any direct or indirect Subsidiary of the Company or (b) a partnership in which the Company or any direct or indirect Subsidiary is a general partner.

“Subsidiary Partnership” means an entity which is a partnership for U.S. federal income tax purposes and which is Controlled by the Company.

“Tax Distributions” is defined in Section 5.02(a).

“Tax Matters Member” is defined in Section 12.05(a).

“Tax Receivable Agreement” means the Tax Receivables Agreement dated as of the date hereof, by and among OTG EXP, the Company and the other parties thereto.

“Transfer” is defined in Section 9.01.

“Transaction Documents” means, collectively, this Operating Agreement, the Exchange Agreement, the Registration Rights Agreement and the Tax Receivable Agreement.

“Treasury Regulations” or “Treas. Reg.” means the Federal income tax regulations promulgated under the Code, as such Treasury Regulations may be amended from time to time (it being understood that all references herein to specific sections of the Treasury Regulations shall be deemed also to refer to any corresponding provisions of succeeding Treasury Regulations).

Section 1.02        Other Definitional and Interpretative Provisions. The words “hereof,” “herein” and “hereunder” and words of like import used in this Operating Agreement shall refer to this Operating Agreement as a whole and not to any particular provision of this Operating Agreement. The headings and captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Annexes are to Articles, Sections, Exhibits and Annexes of this Operating Agreement unless otherwise specified. Any capitalized term used in any Exhibit and not otherwise defined therein has the meaning ascribed to such term in this Operating Agreement. Any singular term in this Operating Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Operating Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or contract are to that agreement or contract as amended, restated, modified or supplemented from time to time in accordance with the terms thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to “law,” “laws” or to a particular statute or law shall be deemed also to include any and all Applicable Laws.

9

Article 2
ORGANIZATION

Section 2.01        Formation; Amendment and Restatement. The Company has been formed as a Delaware limited liability company under and pursuant to the Delaware LLC Act. The Members agree to continue the Company as a limited liability company under the Delaware LLC Act, upon the terms and subject to the conditions set forth in this Operating Agreement. The rights, powers, duties, obligations and liabilities of the Members shall be determined pursuant to the Delaware LLC Act and this Operating Agreement. To the extent that the rights, powers, duties, obligations and liabilities of any Member are different by reason of any provision of this Operating Agreement than they would be in the absence of such provision, this Operating Agreement shall, to the extent permitted by the Delaware LLC Act, control.

Section 2.02        Company Name. The name of the Company is OTG Management, LLC or such other name as may be designated by the Managing Member. The business of the Company may be conducted under such names or such other names as the Managing Member may from time to time designate.

Section 2.03        Purposes of the Company. The purposes of the Company are to carry on any lawful business or activity and to have and exercise all of the powers, rights and privileges which a limited liability company organized pursuant to the Delaware LLC Act may have and exercise. The Company shall not conduct any business which is forbidden by or contrary to Applicable Law.

Section 2.04        Principal Place of Business. The Company shall maintain offices within and without the State of Delaware at such places designated by the Managing Member.

Section 2.05        Registered Office and Agent. The name of the registered agent for service of process of the Company and the address of the Company’s registered office in the State of Delaware shall be such other agent or office in the State of Delaware as the Managing Member or an officer of the Company may from time to time determine.

Section 2.06        Qualification in Other Jurisdictions. The Managing Member or an officer of the Company shall execute, deliver and file certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in the jurisdictions in which the Company may wish to conduct business. In those jurisdictions in which the Company may wish to conduct business in which qualification or registration under assumed or fictitious names is required or desirable, the Managing Member or an officer of the Company shall cause the Company to be so qualified or registered in compliance with Applicable Law.

Section 2.07        Term. The term of the Company shall continue indefinitely unless the Company is dissolved in accordance with the provisions of this Operating Agreement and the Delaware LLC Act.

10

Section 2.08        No State-Law Partnership. The Members intend that the Company shall not be a partnership (including a limited partnership) or joint venture, and that no Member or officer shall be a partner or joint venturer of any other Member or officer by virtue of this Operating Agreement, for any purposes other than as is set forth in the last sentence of this Section 2.08, and this Operating Agreement shall not be construed to the contrary. The Members intend that the Company be treated as a partnership for U.S. federal income tax purposes and under state tax laws, and the Company shall not elect to be treated as an association taxable as a corporation.

Section 2.09        Operating Agreement. This Operating Agreement shall constitute the Company’s “limited liability company agreement” for the purposes of the Delaware LLC Act.

Article 3
CAPITALIZATION

Section 3.01        Common Units; Capitalization.

(a)          Common Units; Capitalization. Each Member’s interest in the Company, including such Member’s interest, if any, in the capital, income, gain, loss, deduction and expense of the Company and the right to vote, if any, on certain Company matters as provided in this Operating Agreement, shall be represented by units of limited liability company interest (each, a “Common Unit”). The total number of authorized Common Units consists of an unlimited number of authorized Common Units. The ownership by a Member of Common Units shall entitle such Member to allocations of profits and losses and other items and distributions of cash and other property as is set forth in Article 5 and Article 6, respectively.

(b)          Issuances of Common Units. At the Effective Time, the Company shall convert outstanding Common Units of each Member issued pursuant to the Prior Operating Agreement or a prior operating agreement of the Company into the number of Common Units set forth opposite such Member’s name under the column “Common Units” on Exhibit A.

(c)          Members. The Managing Member and the Persons listed on Exhibit A are the sole Members of the Company as of the date hereof. Exhibit A may be amended by the Company from time to time in accordance with Section 4.01, but may not be amended to reduce the economic rights of a Member, unless solely to reflect a transfer or exchange of the units of such Member.

(d)          Certificates; Legends. Common Units shall be issued in uncertificated form; provided that, at the request of any Member, the Managing Member may cause the Company to issue one or more certificates to any such Member holding Common Units representing in the aggregate the Common Units held by such Member. If any certificate representing Common Units is issued, then such certificate shall bear a legend substantially in the following form:

THIS CERTIFICATE EVIDENCES COMMON UNITS REPRESENTING A MEMBERSHIP INTEREST IN OTG MANAGEMENT, LLC AND IS A SECURITY WITHIN THE MEANING OF ARTICLE 8 OF THE UNIFORM COMMERCIAL CODE. THE MEMBERSHIP INTEREST IN OTG MANAGEMENT, LLC REPRESENTED BY THIS CERTIFICATE HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED, OR ANY NON-U.S. OR STATE SECURITIES LAWS AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN COMPLIANCE THEREWITH. THE MEMBERSHIP INTEREST IN OTG MANAGEMENT, LLC REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN THE AMENDED AND RESTATED OPERATING AGREEMENT OF OTG MANAGEMENT, LLC, DATED AS OF           , 2016, AS THE SAME MAY BE AMENDED FROM TIME TO TIME.

11

Section 3.02        Authorization and Issuance of Additional Common Units.

(a)          The Managing Member shall have the right to cause the Company to issue and/or create and issue at any time after the date hereof, and for such amount and form of consideration as the Managing Member may determine, additional Common Units or other Equity Securities of the Company (including creating classes or series thereof having such powers, designations, preferences and rights as may be determined by the Managing Member). The Managing Member shall have the power to make such amendments to this Operating Agreement in order to provide for such powers, designations, preferences and rights as the Managing Member in its discretion deems necessary or appropriate to give effect to such additional authorization or issuance in accordance with the provisions of this Section 3.02(a).

(b)          At any time OTG EXP issues one or more Class A Shares (other than an issuance of the type covered by Section 3.02(d) or an issuance to a holder of Common Units in exchange for a Common Unit and a Class B Share, to the extent such holder holds Class B Shares, pursuant to the Exchange Agreement), OTG EXP shall promptly contribute to the Company all of the net proceeds (if any) received by OTG EXP with respect to such Class A Share or Class A Shares. Upon the contribution by OTG EXP to the Company of all of such net proceeds so received by OTG EXP , the Managing Member shall cause the Company to issue a number of Common Units determined based upon the Exchange Rate then in effect, registered in the name of OTG EXP. Notwithstanding the foregoing, (i) if OTG EXP issues one or more Class A Shares (other than an issuance of the type covered by Section 3.02(d) or an issuance to a holder of Common Units in exchange for a Common Unit and a Class B Share, to the extent such holder holds Class B Shares, pursuant to the Exchange Agreement), some or all of the net proceeds of which are to be used to fund expenses or other obligations of OTG EXP for which OTG EXP would be permitted a distribution pursuant to Section 5.2(c), then OTG EXP shall not be required to transfer such net proceeds to the Company which are used or will be used to fund such expenses or obligations, and (ii) if OTG EXP issues any shares of Class A Common Stock in order to purchase or fund the purchase from another Member (other than a Subsidiary of OTG EXP) of a number of Common Units (and Class B Shares, if such Member holds Class B Shares), then the Company shall not issue any new Common Units in connection therewith and OTG EXP shall not be required to transfer such net proceeds to the Company (it being understood that such net proceeds shall instead by transferred to such other Member as consideration for such purchase).

(c)          At any time OTG EXP issues Class A Shares to a holder of Common Units in exchange for a Common Unit and one Class B Share, to the extent such holder holds Class B Shares, pursuant to the Exchange Agreement, the Company shall cancel such Common Unit pursuant to the Exchange Agreement. Upon the cancellation by the Company of the Common Unit so received by OTG EXP, the Managing Member shall cause the Company to issue a number of Common Units determined based upon the Exchange Rate then in effect, registered in the name of OTG EXP.

12

(d)          At any time OTG EXP issues one or more Class A Shares in connection with an equity incentive program, whether such share or shares are issued upon exercise (including cashless exercise) of an option, settlement of a restricted stock unit, as restricted stock or otherwise, the Managing Member shall cause the Company to issue a corresponding number of Common Units, registered in the name of OTG EXP (determined based upon the Exchange Rate then in effect); provided that OTG EXP shall be required to contribute all (but not less than all) the net proceeds (if any) received by OTG EXP from or otherwise in connection with such issuance of one or more Class A Shares, including the exercise price of any option exercised, to the Company. If any such Class A Shares so issued by OTG EXP in connection with an equity incentive program are subject to vesting or forfeiture provisions, then the Common Units that are issued by the Company to OTG EXP in connection therewith in accordance with the preceding provisions of this Section 3.02(d) shall be subject to vesting or forfeiture on the same basis; if any of such Class A Shares vest or are forfeited, then a corresponding number of the Common Units (determined based upon the Exchange Rate then in effect) issued by the Company in accordance with the preceding provisions of this Section 3.02(d) shall automatically vest or be forfeited. Any cash or property held by either OTG EXP or the Company or on either’s behalf in respect of dividends paid on restricted Class A Shares that fail to vest shall be returned to the Company upon the forfeiture of such restricted Class A Shares.

(e)          For purposes of this Section 3.02, “net proceeds” means gross proceeds to OTG EXP from the issuance of Class A Shares or other securities less all reasonable bona fide out-of-pocket fees and expenses of OTG EXP, the Company and their respective Subsidiaries actually incurred in connection with such issuance.

Section 3.03        Repurchase or Redemption of Class A Shares. If, at any time, any Class A Shares are repurchased or redeemed (whether by exercise of a put or call, automatically or by means of another arrangement) by OTG EXP for cash, then the Managing Member shall cause the Company, immediately prior to such repurchase or redemption of Class A Shares, to redeem a corresponding number of Common Units held by OTG EXP (determined based upon the Exchange Rate then in effect), at an aggregate redemption price equal to the aggregate purchase or redemption price of the Class A Share or Class A Shares being repurchased or redeemed by OTG EXP (plus any reasonable expenses related thereto) and upon such other terms as are the same for the Class A Share or Class A Shares being repurchased or redeemed by OTG EXP.

Section 3.04        Changes in Common Stock. Any subdivision (by stock split, stock dividend, reclassification, recapitalization or otherwise) or combination (by reverse stock split, reclassification, recapitalization or otherwise) of Class A Shares, Class B Shares or other capital stock of OTG EXP shall be accompanied by an identical subdivision or combination, as applicable, of the Common Units or other Equity Securities, as applicable.

13

Article 4
MEMBERS

Section 4.01        Names and Addresses. The names and addresses of the Members are set forth on Exhibit A attached hereto and made a part hereof. The Managing Member shall cause Exhibit A to be amended from time to time to reflect the admission of any additional Member, the withdrawal or termination of any Member, receipt by the Company of notice of any change of address of a Member or the occurrence of any other event requiring amendment of Exhibit A, including a change in the number of Common Units held by any Member.

Section 4.02        No Liability for Status as Member.

The debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company; and no Member shall have any personal liability whatsoever solely by reason of its status as a Member, whether to the Company or to any creditor of the Company, for the debts, obligations or liabilities of the Company or for any of its losses beyond the amount of such Member’s personal obligation to pay its Capital Contribution to the Company, and as otherwise set forth in the Delaware LLC Act or under Applicable Law. Except as otherwise expressly provided in the Delaware LLC Act, the liability of each Member for Capital Contributions shall be limited to the amount of Capital Contributions required to be made by such Member in accordance with the provisions of this Operating Agreement, but only when and to the extent the same shall become due pursuant to the provisions of this Operating Agreement. In no event shall any Member enter into any agreement or instrument that would create or purport to create personal liability on the part of any other Member for any debts, obligations or liabilities of the Company without the prior written consent of such other Member. It is acknowledged and agreed that no Member is obligated to pay or make any future Capital Contribution to the Company.

Notwithstanding any other provision of this Operating Agreement or any duty otherwise existing at law, in equity or otherwise, the parties hereby agree that the Members (including the Managing Member), shall, to the maximum extent permitted by law, including Section 18-1101(c) of the Act, owe no duties (including fiduciary duties) to the Company, the other Members or any other Person who is a party to or otherwise bound by this Operating Agreement; provided, however, that nothing contained in this Section 4.02 shall eliminate the implied contractual covenant of good faith and fair dealing. To the extent that, at law or in equity, any Member (including the Managing Member) has duties (including fiduciary duties) and liabilities relating thereto to the Company, to another Member or to another Person who is a party to or otherwise bound by this Operating Agreement, the Members (including the Managing Member) acting under this Operating Agreement will not be liable to the Company, to any such other Member or to any such other Person who is a party to or otherwise bound by this Operating Agreement, for their good faith reliance on the provisions of this Agreement. The provisions of this Operating Agreement, to the extent that they restrict or eliminate the duties and liabilities relating thereto of any Member (including the Managing Member) otherwise existing at law, in equity or otherwise, are agreed by the parties hereto to replace to that extent such other duties and liabilities of the Members (including the Managing Member) relating thereto. The Managing Member may consult with legal counsel, accountants and financial or other advisors and any act or omission suffered or taken by the Managing Member on behalf of the Company or in furtherance of the interests of the Company in good faith in reliance upon and in accordance with the advice of such counsel, accountants or financial or other advisors will be full justification for any such act or omission, and the Managing Member will be fully protected in so acting or omitting to act so long as such counsel or accountants or financial or other advisors were selected with reasonable care. Notwithstanding any other provision of this Operating Agreement or otherwise applicable provision of law or equity, whenever in this Operating Agreement the Managing Member is permitted or required to make a decision (i) in its “sole discretion” or “discretion” or under a grant of similar authority or latitude, the Managing Member shall be entitled to consider only such interests and factors as it desires, including its own interests, and shall, to the fullest extent permitted by applicable law, have no duty or obligation to give any consideration to any interest of or factors affecting the Company or the other Members, or (ii) in its “good faith” or under another expressed standard, the Managing Member shall act under such express standard and shall not be subject to any other or different standards.

14

Section 4.03        Transactions Between Members and the Company. Except as otherwise provided by Applicable Law, a Member may, but shall not be obligated to, lend money to the Company, act as a surety or guarantor for the Company, or transact other business with the Company, and has the same rights and obligations when transacting business with the Company as a person or entity who is not a Member, provided such transactions shall be entered into on terms and conditions customary in arm’s-length transactions between unrelated parties.

Section 4.04        Meeting of Members. Any action permitted or required to be taken by the Members pursuant to this Operating Agreement may be considered at a meeting of such Members held not less than five Business Days after notification thereof shall have been given by the Managing Member to all Members. Such notification may be given by the Managing Member, in its discretion, at any time. Any such notification shall state briefly the purpose, time and place of the meeting. All such meetings shall be held within or outside the State of Delaware at such place as the Managing Member shall designate and during normal business hours, and may be held by means of telephone conference or other communications equipment by means of which all persons participating in the meeting can hear each other. The Members may vote at any such meeting in person or by proxy. Participation in such a meeting shall constitute presence in person at such meeting. No notice of the time, place or purpose of any meeting need be given to any Member who, either before or after the time of such meeting, waives such notice in writing. At any meeting of the Members, the Managing Member, whether present in person or by proxy, shall, except as otherwise provided by law or by this Operating Agreement, constitute a quorum. Whenever any Company action is to be taken by vote of the Members at a meeting, it shall be authorized upon receiving the affirmative vote of the Managing Member. For the avoidance of doubt, Members owning Common Units (other than OTG EXP) shall not be entitled, with respect to such Common Units, to vote on or approve or consent to any action permitted or required to be taken or any determination required to be made by the Company or the Members, including the right to vote on or approve or consent to any merger or consolidation involving the Company, or any amendment to this Operating Agreement, other than pursuant to Section 14.08.

Section 4.05        Action by Members Without Meeting. Any action permitted or required to be taken by the Members pursuant to this Operating Agreement may be effected at a meeting of the Members or by consent in writing or by electronic transmission of the Managing Member, with the same effect as if taken at a meeting of the Members.

15

Section 4.06        Limited Rights of Members. Other than as provided in this Article 4 and Article 10 (and Article 7 in the case of the Managing Member), no Member, in such Person’s capacity as a Member, shall have the power or authority to act for or on behalf of, or to bind, the Company, or to vote at any meeting of the Members.

Article 5
DISTRIBUTIONS

Section 5.01        Distributions. To the extent permitted by Applicable Law and hereunder, and subject to any restrictions contained in any agreement pursuant to which the Company is bound, distributions to Members may be declared by the Managing Member out of funds legally available therefor in such amounts and on such terms (including the payment dates of such distributions) as the Managing Member shall determine using such record date as the Managing Member may designate; such distribution shall be made to the Members as of the close of business on such record date on a pro rata basis in accordance with each Member’s Percentage Interest as of the close of business on such record date; provided, however, that the Managing Member shall have the obligation to make distributions as set forth in Sections 5.02 and 10.01; and provided further that, notwithstanding any other provision herein to the contrary, no distributions shall be made to any Member to the extent such distribution would render the Company insolvent. For purposes of the foregoing sentence, insolvency means the inability of the Company to meet its payment obligations when due. Promptly following the designation of a record date and the declaration of a distribution pursuant to this Section 5.01, the Managing Member shall give notice to each Member of the record date, the amount and the terms of the distribution and the payment date thereof. In furtherance of the foregoing, the Managing Member shall, to the extent permitted by Applicable Law and hereunder, have the right in its sole discretion to make distributions to the Members pursuant to this Section 5.01 in such amounts as shall enable OTG EXP to meet its obligations pursuant to the Tax Receivables Agreement.

Section 5.02        Distributions for Payment of Income Tax.

(a)          Unless prohibited by Applicable Law, on or about each date that is ten (10) Business Days prior to the date on which estimated U.S. federal income tax payments are required to be made by calendar year corporate taxpayers (without regard to extensions), the Company shall make a ratable distribution among the Members, in accordance with their respective Percentage Interests, of an aggregate amount in cash sufficient to allow each Member to pay its Assumed Tax Liability (a “Tax Distribution”).

(b)          A final accounting for Tax Distributions shall be made for each taxable year after the taxable income or loss of the Company has been determined for such taxable year, and each Member’s Assumed Tax Liability will be recalculated to reflect such final accounting. To the extent that any Member’s recalculated Assumed Tax Liability exceeds the aggregate amounts previously distributed to such Member pursuant to Section 5.02(a), the Company shall promptly thereafter make a supplemental distribution of cash to the Members pursuant to Section 5.02(a) until the aggregate amounts distributed to such Member pursuant to Section 5.02(a) is equal to the recalculated Assumed Tax Liability. To the extent that any Member’s recalculated Assumed Tax Liability is less than the aggregate amounts previously distributed to such Member pursuant to Section 5.02(a), then the Company shall reduce (but not below zero) the amount of the immediately succeeding Tax Distribution to be made to such Member pursuant to Section 5.02(a) (and if necessary, subsequent Tax Distributions) by the amount of such excess.

16

(c)          If there are not sufficient funds on hand to distribute the full amount otherwise required to be distributed pursuant to this Section 5.02, such distribution shall be made to the extent of the available funds ratably among the Members in proportion to each Member’s respective Percentage Interest and the Company shall make future distributions as soon as funds become available to pay the remaining portion of such distribution ratably among the Members in accordance with their respective Percentage Interests.

(d)          In the event of any audit adjustment by a taxing authority that affects the calculation of the Company’s taxable income or taxable loss for a given period or portion thereof after the Effective Time, or in the event the Company files an amended return which has such effect, each Member’s Assumed Tax Liability shall be recalculated by giving effect to such audit adjustment or changes reflected in such amended return, as applicable (and by including therein an additional amount that, when distributed to the Members pursuant to the following sentence, is estimated to be sufficient to cover any interest or penalties). To the extent that any Member’s recalculated Assumed Tax Liability exceeds the aggregate amounts previously distributed to such Member pursuant to Section 5.02, the Company shall make additional Tax Distributions ratably among the Members in accordance with their respective Percentage Interests. To the extent that any Member’s recalculated Assumed Tax Liability is less than the aggregate amounts previously distributed to such Member pursuant to Section 5.02, then the Company shall reduce (but not below zero) the amount of the immediately succeeding Tax Distribution to be made to such Member pursuant to Section 5.02(a) (and if necessary, subsequent Tax Distributions) by the amount of such excess.

Section 5.03        Limitations on Distributions. Notwithstanding anything to the contrary contained in this Operating Agreement, distributions to Members shall be subject to the restrictions contained in §18-607 of the Delaware LLC Act.

Section 5.04        Withholding.

(a)          Authority to Withhold; Treatment of Withheld Amounts. Each Member hereby authorizes the Company and the Managing Member on behalf of the Company to withhold and to pay over, or otherwise to pay, any withholding or other taxes payable by the Company (pursuant to any provision of United States federal, state or local or foreign law) with respect to such Member or as a result of such Member’s participation in the Company; and if and to the extent that the Company shall be required to withhold or pay any such withholding or other taxes, such Member shall be deemed for all purposes of this Operating Agreement to have received a payment from the Company as of the time such withholding or other tax is paid, which payment shall be deemed to be a distribution with respect to such Member’s Common Units in the Company. If the amount required to be withheld and paid over to any taxing authority exceeds the amount otherwise distributable to such Member, then this excess amount shall be treated as an advance to such Member made as of the date of payment to the applicable taxing authority. Any amounts that are advanced shall bear interest, commencing on the date of advancement, compounded monthly on unpaid balances, at an annual rate equal to the short term interest rate fixed and published by the U.S. Treasury department for determining imputed interest under Section 1274 of the Code, as of the date of such advance. The Company may collect any unpaid advances to a Member from any Company distributions that would otherwise be made to such Member. The foregoing is not intended to in any way limit the remedies otherwise available to the Company in connection with the collection of any unpaid advances to Members pursuant to this Section 5.04(a).

17

(b)          Indemnification. Each Member shall, to the fullest extent permitted by Applicable Law, severally and not jointly indemnify and hold harmless the Managing Member and each other Person (other than the Company) who is or who is deemed to be the responsible withholding agent for United States federal, state or local or foreign income tax purposes against all claims, liabilities and expenses of whatever nature (other than any claims, liabilities and expenses in the nature of penalties and accrued interest thereon that result from such Managing Member’s or such other Person’s gross negligence, willful misconduct or fraud) relating to the Company’s, the Managing Member’s or such other Person’s obligation to withhold and to pay over, or otherwise to pay, any withholding or other taxes payable by the Company or any of its Affiliates with respect to such Member or as a result of such Member’s participation in the Company.

(c)          Refunds. In the event that the Company receives a refund of taxes previously withheld, the economic benefit of such refund shall be apportioned among the Members in a manner reasonably determined by the Managing Member to offset the prior operation of this Section 5.04 in respect of such withheld taxes.

(d)          Withholding Certificates. Each Member shall provide to the Company an original IRS Form W-9, W-8BEN, W-8BEN-E, W-8IMY, W-8ECI or W-8EXP withholding certificate, as appropriate, and any required attachments or withholding statements as requested by the Company.

Article 6
ALLOCATIONS AND TAX MATTERS

Section 6.01        Capital Accounts and Adjusted Capital Accounts.

(a)          Establishment of Capital Accounts. There shall be established and maintained for each Member on the books of the Company a capital account (a “Capital Account”). The Company shall determine and maintain each Capital Account in accordance with Treas. Reg. § 1.704-1(b)(2)(iv) and, pursuant thereto, each Member’s Capital Account (a) shall be increased by (i) the amount of money contributed by such Member to the Company, (ii) the Book Value of property contributed by that Member to the Company (net of liabilities secured by the contributed property that the Company is considered to assume or take subject to under Section 752 of the Code) and (iii) allocations to such Member of Net Profits and any other items of income or gain allocated to such Member, and (b) shall be decreased by (i) the amount of money distributed to such Member by the Company, (ii) the Book Value of property distributed to such Member by the Company (net of liabilities secured by the distributed property that such Member is considered to assume or take subject to under Section 752 of the Code), and (iii) allocations to such Member of Net Losses and any other items of loss or deduction allocated to such Member. The Capital Accounts shall also be increased or decreased to reflect a revaluation of Company property pursuant to paragraph (b) of the definition of Book Value. On the transfer of all or part of a Member’s Common Units, the Capital Account of the transferor that is attributable to the transferred Common Units shall carryover to the Permitted Transferee Member in accordance with the provisions of Treas. Reg. § 1.704-1(b)(2)(iv)(1). A Member that has more than one class of Common Units shall have a single Capital Account that reflects all such Common Units. The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treas. Reg. § 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Treasury Regulations.

18

(b)          Negative Balances; Interest. None of the Members shall have any obligation to the Company or to any other Member to restore any negative balance in its Capital Account except as required under Applicable Law. No interest shall be paid by the Company on any Capital Contributions.

(c)          No Withdrawal. No Person shall be entitled to withdraw any part of such Person’s Capital Contributions or Capital Account or to receive any distribution from the Company, except as expressly provided herein.

Section 6.02        Additional Capital Contributions. Subject to Section 3.02, no Member shall be required to make any additional Capital Contributions to the Company or lend any funds to the Company, although any Member may agree with the Managing Member and become obligated to do so.

Section 6.03        Allocations of Net Profits and Net Losses. Subject to Section 6.04, Net Profits or Net Losses for any Fiscal Year or other period shall be allocated to the Members in proportion to their respective Percentage Interests, provided, however, that Net Losses and individual items of loss or deduction may not be allocated to a Member to the extent the allocation would result in (or increase) a deficit balance in the Member’s Adjusted Capital Account at the end of any Fiscal Year.

Section 6.04        Special Allocations.

(a)          Notwithstanding any other provision of this Operating Agreement, the following allocations shall be made for each Fiscal Year or other period:

(i)                 Notwithstanding any other provision of this Section 6.04, if there is a net decrease in Company Minimum Gain during any taxable period, each Member shall be allocated items of Company income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treas. Reg. § 1.704-2(f), (g)(2) and (j). For purposes of this Section 6.04, each Member’s Capital Account shall be determined and the allocation of income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Article 6 with respect to such taxable period. This Section 6.04(a)(i) is intended to comply with the partnership minimum gain chargeback requirement in Treas. Reg. §1.704-2(f) and shall be interpreted consistently therewith.

19

(ii)               Notwithstanding the other provisions of this Section 6.04 (other than 6.04(a)(i) above), if there is a net decrease in Member Nonrecourse Debt Minimum Gain during any taxable period, any Member with a share of Member Nonrecourse Debt Minimum Gain at the beginning of such taxable period shall be allocated items of Company income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treas. Reg. § 1.704-2(i)(4) and (j)(2). For purposes of this Section 6.04, each Member’s Adjusted Capital Account balance shall be determined, and the allocation of income and gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 6.04(a), other than Section 6.04(a)(i) above, with respect to such taxable period. This Section 6.04(a)(ii) is intended to comply with the Member nonrecourse debt minimum gain chargeback requirement in Treas. Reg. § 1.704-2(i)(4) and shall be interpreted consistently therewith.

(iii)             Except as provided in Sections 6.04(a)(i) and 6.04(a)(ii) above, in the event any Member unexpectedly receives any adjustments, allocations or distributions described in Treas. Reg. § 1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of Company income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by such Treasury Regulations, the deficit balance, if any, in its Adjusted Capital Account created by such adjustments, allocations or distributions as quickly as possible unless such deficit balance is otherwise eliminated pursuant to Sections 6.04(a)(i) and 6.04(a)(ii).

(iv)             In the event any Member has a deficit balance in its Adjusted Capital Account at the end of any taxable period, such Member shall be specially allocated items of Company gross income and gain in the amount of such excess as quickly as possible; provided, however, that an allocation pursuant to this Section 6.04(a)(iv) shall be made only if and to the extent that such Member would have a deficit balance in its Adjusted Capital Account after all other allocations provided in this Section 6.04(a) have been tentatively made as if this Section 6.04(a)(iv) were not in this Operating Agreement.

(v)               Nonrecourse Deductions for any taxable period shall be allocated to the Members in accordance with their Percentage Interests.

(vi)             Member Nonrecourse Deductions for any taxable period shall be allocated 100% to the Member that bears the Economic Risk of Loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Treas. Reg. § 1.704-2(i) or Treas. Reg. §1.704-2(k). If more than one Member bears the Economic Risk of Loss with respect to a Member Nonrecourse Debt, Member Nonrecourse Deductions attributable thereto shall be allocated between or among such Members in accordance with the ratios in which they share such Economic Risk of Loss.

20

(b)          Curative Allocation. The allocations set forth in Section 6.04(a) (the “Regulatory Allocations”) are intended to comply with certain requirements of the Treasury Regulations. It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss, or deduction pursuant to this Section 6.04(b). Therefore, notwithstanding any other provision of this Article 6 (other than the Regulatory Allocations), but subject to the Code and the Treasury Regulations, the Managing Member shall make such offsetting special allocations of Company income, gain, loss, or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Member’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of the Agreement. In exercising its discretion under this Section 6.04(b), the Managing Member shall take into account future Regulatory Allocations that, although not yet made, are likely to offset other Regulatory Allocations previously made.

(c)          Notwithstanding any other provisions of this Section 6.04, if, following the application of Sections 6.04(a) and 6.04(b), the Managing Member determines in its sole discretion that the allocation provisions in Sections 6.04(a) and 6.04(b) do not reflect the economic arrangements among the Members, then Net Profits and Net Losses shall, following the application of Sections 6.04(a) and 6.04(b), be allocated in the sole discretion of the Managing Member in a manner that the Managing Member concludes reflects the economic arrangements of the Members.

Section 6.05        Allocation for Income Tax Purposes.

(a)          Except as provided in Section 6.05(b), 6.05(c) and 6.05(d), each item of income, gain, loss and deduction of the Company for U.S. federal income tax purposes shall be allocated among the Members in the same manner as such items are allocated for book purposes under Sections 6.03 and 6.04.

(b)          The Members recognize that there may be a difference between the Book Value of a Company asset and the asset’s adjusted tax basis at the time of the property’s contribution or revaluation pursuant to this Operating Agreement. In such a case, all items of tax depreciation, cost recovery, amortization, and gain or loss with respect to such asset shall be allocated among the Members to take into account the disparities between the Book Values and the adjusted tax basis with respect to such properties in accordance with the provisions of Sections 704(b) and 704(c) of the Code and the Treasury Regulations under those sections using the “traditional method” set forth in Treas. Reg. § 1.704-3(b); provided, however, that any tax items not required to be allocated under Section 704(b) or 704(c) of the Code shall be allocated in the same manner as such gain or loss would be allocated for book purposes under Sections 6.03 and 6.04. Items allocated under this Section 6.05(b) shall neither be credited nor charged to the Members’ Capital Accounts.

(c)          All items of income, gain, loss, deduction and credit allocated to the Members in accordance with the provisions hereof and basis allocations recognized by the Company for federal income tax purposes shall be determined without regard to any election under Section 754 of the Code that may be made by the Company; provided, however, such allocations, once made, shall be adjusted as necessary or appropriate to take into account the adjustments permitted by Sections 734 and 743 of the Code.

21

(d)          If any deductions for depreciation, cost recovery or depletion are recaptured as ordinary income upon the sale or other disposition of Company properties, the ordinary income character of the gain from such sale or disposition shall be allocated among the Members in the same ratio as the deductions giving rise to such ordinary income character were allocated.

Section 6.06        Other Allocation Rules. Unless the Managing Member determines otherwise in the best interest of the Company, all items of income, gain, loss, deduction and credit allocable to Common Units that have been transferred shall be allocated between the transferor and the transferee based on an interim closing of the Company’s books (as though the Company’s taxable year had ended).

Section 6.07        Regulatory Compliance. The foregoing provisions of this Article 6 are intended to comply with Treas. Reg. § 1.704-1(b), and shall be interpreted and applied as provided in such Treasury Regulations. If the Managing Member shall determine that the manner in which the Capital Accounts or Adjusted Capital Accounts, or any increases or decreases thereto, are computed, or the manner in which any allocations are made under Sections 6.03 and 6.04, should be adjusted in order to comply with Sections 704(b) and 704(c) of the Code and Treasury Regulations thereunder, the Managing Member shall make such modifications, provided that the Managing Member shall not modify the manner of making distributions pursuant to this Operating Agreement.

Section 6.08        Certain Costs and Expenses. The Company shall (a) pay, or cause to be paid, all costs, fees, operating expenses and other expenses of the Company (including the costs, fees and expenses of attorneys, accountants or other professionals and the compensation of all personnel providing services to the Company) incurred in pursuing and conducting, or otherwise related to, the business of the Company, including with respect to OTG EXP’s reporting and other obligations under securities laws and stock exchange rules, and (b) in the sole discretion of the Managing Member, reimburse the Managing Member for any out-of-pocket costs, fees and expenses incurred by it in connection therewith. To the extent that the Managing Member reasonably determines in good faith that its expenses are related to the business conducted by the Company and/or its subsidiaries (including any good faith allocation of a portion of expenses that so relate to the business of the Company and/or its subsidiaries and that also relate to other businesses or activities of the Managing Member), then the Managing Member may cause the Company to pay or bear all such expenses of the Managing Member, including, costs of securities offerings not borne directly by Members, compensation and meeting costs of its board of directors, cost of periodic reports to its stockholders, litigation costs and damages arising from litigation, accounting and legal costs and franchise taxes (which are not based on, or measured by, income); provided that the Company shall not pay or bear any income tax obligations of the Managing Member; provided further that the payment of Tax Distributions to the Managing Member shall not be prevented by the foregoing. Payments under this Section 6.08 are intended to constitute reasonable compensation for past or present services and are not “distributions” within the meaning of §18-607 of the Delaware LLC Act.

22

Article 7
MANAGEMENT AND CONTROL OF BUSINESS

Section 7.01        Management. (a)  Except as otherwise specifically provided in this Operating Agreement or the Delaware LLC Act, the business, property and affairs of the Company and its Subsidiaries shall be managed, operated and controlled at the sole, absolute and exclusive direction of the Managing Member in accordance with the terms of this Operating Agreement. No other Members shall have management authority or rights over, or any other ability to take part in the conduct or control of the business of, the Company or its Subsidiaries. The Managing Member is hereby designated as a “manager” within the meaning of Section 18-101(10) of the Delaware LLC Act. The Managing Member is, to the extent of its rights and powers set forth in this Operating Agreement, an agent of the Company for the purpose of the Company’s and its Subsidiaries’ business, and the actions of the Managing Member taken in accordance with such rights and powers shall bind the Company (and no other Member shall have such right). The Managing Member shall have all necessary powers to carry out the purposes, business and objectives of the Company and its Subsidiaries. The Managing Member may delegate in its discretion the authority to sign agreements and other documents and take other actions on behalf of the Company to any Person (including any Member, officer or employee of the Company) to enter into and perform any document on behalf of the Company.

(b)          Without limiting Section 7.01(a), the Managing Member shall have the power and authority to effectuate the sale, lease, transfer, exchange or other disposition of any, all or substantially all of the assets of the Company (including the exercise or grant of any conversion, option, privilege or subscription right or any other right available in connection with any assets at any time held by the Company) or the merger, consolidation, reorganization or other combination of the Company with or into another entity.

(c)          OTG EXP may withdraw as the Managing Member and appoint as its successor at any time upon written notice to the Company (a) any wholly-owned Subsidiary of OTG EXP, (b) any Person of which OTG EXP is a wholly-owned Subsidiary, (c) any Person into which OTG EXP is merged or consolidated or (d) any transferee of all or substantially all of the assets of OTG EXP, which withdrawal and replacement shall be effective upon the delivery of such notice. No appointment of a Person other than OTG EXP (or its successor, as the case may be) as Managing Member shall be effective unless OTG EXP (or its successor, as the case may be) and the new Managing Member provide all other Members with contractual rights, directly enforceable by such other Members against the new Managing Member, to cause the new Managing Member to comply with all of the Managing Member’s obligations under this Operating Agreement and the Exchange Agreement.

Section 7.02        Investment Company Act. The Managing Member shall use reasonable best efforts to ensure that the Company shall not be subject to registration as an investment company pursuant to the Investment Company Act.

23

Article 8
OFFICERS

Section 8.01        Officers. Unless determined otherwise by the Managing Member, the officers of the Company shall be a Chief Executive Officer, a Treasurer and a Secretary and each other officer of OTG EXP shall also be an officer of the Company, with the same title. All officers shall be appointed by the Managing Member (or by the Chief Executive Officer to the extent the Managing Member delegates such authority to the Chief Executive Officer) and shall hold office until their successors are appointed by the Managing Member (or by the Chief Executive Officer to the extent the Managing Member delegates such authority to the Chief Executive Officer). Two or more offices may be held by the same individual. The officers of the Company may be removed by the Managing Member (or by the Chief Executive Officer to the extent the Managing Member delegates such authority to the Chief Executive Officer) at any time for any reason or no reason.

Section 8.02        Other Officers and Agents. The Managing Member may appoint such other officers and agents as it may deem necessary or advisable, who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Managing Member.

Section 8.03        Chief Executive Officer. The Chief Executive Officer shall be the chief executive officer of the Company and shall have the general powers and duties of supervision and management usually vested in the office of a chief executive officer of a company. He or she shall preside at all meetings of Members if present thereat.

Section 8.04        Treasurer. The Treasurer shall have the custody of Company funds and securities and shall keep full and accurate account of receipts and disbursements. He or she shall deposit all moneys and other valuables in the name and to the credit of the Company in such depositaries as may be designated by the Managing Member or the Chief Executive Officer. The Treasurer shall disburse the funds of the Company as may be ordered by the Managing Member or the Chief Executive Officer, taking proper vouchers for such disbursements. He or she shall render to the Managing Member and the Chief Executive Officer whenever either of them may request it, an account of all his or her transactions as Treasurer and of the financial condition of the Company. If required by the Managing Member, the Treasurer shall give the Company a bond for the faithful discharge of his or her duties in such amount and with such surety as the Managing Member shall prescribe.

Section 8.05        Secretary. The Secretary shall give, or cause to be given, notice of all meetings of Members and all other notices required by Applicable Law or by this Operating Agreement, and in case of his or her absence or refusal or neglect so to do, any such notice may be given by any person thereunto directed by the Chief Executive Officer, or by the Managing Member. He or she shall record all the proceedings of the meetings of the Company, and shall perform such other duties as may be assigned to him or her by the Managing Member or by the Chief Executive Officer.

24

Section 8.06        Other Officers. Other officers, if any, shall have such powers and shall perform such duties as shall be assigned to them, respectively, by the Managing Member or by the Chief Executive Officer.

Article 9
TRANSFERS OF INTERESTS; ADMITTANCE OF NEW MEMBERS

Section 9.01        Transfer of Common Units. Other than as provided for below in this Section 9.01 or in Section 9.02, no Member may sell, assign, transfer, grant a participation in, pledge, hypothecate, encumber or otherwise dispose of (such transaction being herein collectively called a “Transfer”) all or any portion of its Common Units except with the approval of the Managing Member, which may be granted or withheld in its sole discretion. Without the approval of the Managing Member (but otherwise in compliance with Sections 9.01 and 9.02), a Member may, at any time, (a) Transfer any portion of such Member’s Common Units pursuant to the Exchange Agreement, and (b) Transfer any portion of such Member’s Common Units to a Permitted Transferee of such Member. Any Transfer of Common Units to a Permitted Transferee of such Member by a Member which also holds Class B Shares must be accompanied by the transfer of an equal number of corresponding Class B Shares to such Permitted Transferee. Any purported Transfer of all or a portion of a Member’s Common Units not complying with this Section 9.01 shall be void ab initio and shall not create any obligation on the part of the Company or the other Members to recognize that purported Transfer or to recognize the Person to which the Transfer purportedly was made as a Member. A Person acquiring a Member’s Common Units pursuant to this Section 9.01 shall not be admitted as a substituted or additional Member except in accordance with the requirements of Section 9.03, but such Person shall, to the extent of the Common Units transferred to it, be entitled to such Member’s (i) share of distributions, (ii) share of profits and losses, including Net Profits and Net Losses, and (iii) Capital Account in accordance with Section 6.01(a). Notwithstanding anything in this Section 9.01 or elsewhere in this Operating Agreement to the contrary, if a Member Transfers all or any portion of its Common Units after the designation of a record date and declaration of a distribution pursuant to Section 5.01 and before the payment date of such distribution, the transferring Member (and not the Person acquiring all or any portion of its Common Units) shall be entitled to receive such distribution in respect of such transferred Common Units.

Section 9.02        Transfer of OTG EXP’s Interest. OTG EXP may not Transfer all or any portion of its Common Units at any time, except to (a) the Company, (b) any wholly-owned Subsidiary of OTG EXP, (c) any Person of which OTG EXP is a wholly-owned Subsidiary, (d) any Person into which OTG EXP is merged or consolidated or (e) any transferee of all or substantially all of the assets of OTG EXP.

Section 9.03        Recognition of Transfer; Substituted and Additional Members. (a) No direct or indirect Transfer of all or any portion of a Member’s Common Units may be made, and no purchaser, assignee, transferee or other recipient of all or any part of such Common Units shall be admitted to the Company as a substituted or additional Member hereunder, unless:

(i)                 the provisions of Section 9.01 or Section 9.02, as applicable, shall have been complied with;

25

(ii)               in the case of a proposed substituted or additional Member (other than a Permitted Transferee described in clauses (i) through (v) of the definition thereof) that is (i) a competitor or potential competitor of OTG EXP or the Company or their Subsidiaries, (ii) a Person with whom OTG EXP or the Company or their Subsidiaries has had or is expected to have a material commercial or financial relationship or (iii) likely to subject OTG EXP or the Company or their Subsidiaries to any material legal or regulatory requirement or obligation, or materially increase the burden thereof, in each case as determined by the Managing Member in its sole discretion, the admission of the purchaser, assignee, transferee or other recipient as a substituted or additional Member shall have been approved by the Managing Member;

(iii)             the Managing Member shall have been furnished with the documents effecting such Transfer, in form and substance reasonably satisfactory to the Managing Member, executed and acknowledged by both the seller, assignor or transferor and the purchaser, assignee, transferee or other recipient, and the Managing Member shall have executed (and the Managing Member hereby agrees to execute) any other documents on behalf of itself and the Members required to effect the Transfer;

(iv)             the provisions of Section 9.03(b) shall have been complied with;

(v)               the Managing Member shall be reasonably satisfied that such Transfer will not (A) result in a violation of the Securities Act or any other Applicable Law; or (B) cause an assignment under the Investment Company Act;

(vi)             such Transfer would not cause the Company to be treated as a “publicly traded partnership” within the meaning of Section 7704 of the Code or any other association taxable as a corporation for federal income tax purposes and, without limiting the generality of the foregoing, such Transfer shall not be effected on or through an “established securities market” or a “secondary market or the substantial equivalent thereof,” as such terms are used in Treas. Reg. § 1.7704-1;

(vii)           the Managing Member shall have received the opinion of counsel, if any, required by Section 9.03(c) in connection with such Transfer; and

(viii)         all necessary instruments reflecting such Transfer and/or admission shall have been filed in each jurisdiction in which such filing is necessary in order to qualify the Company to conduct business or to preserve the limited liability of the Members.

(b)          Each substituted Member and additional Member shall be bound by all of the provisions of this Operating Agreement. Each substituted Member and additional Member, as a condition to its admission as a Member, shall execute and acknowledge such instruments (including a counterpart of this Operating Agreement and the Exchange Agreement or a joinder agreement in customary form), in form and substance reasonably satisfactory to the Managing Member, as the Managing Member reasonably deems necessary or desirable to effectuate such admission and to confirm the agreement of such substituted or additional Member to be bound by all the terms and provisions of this Operating Agreement with respect to the Common Units acquired by such substituted or additional Member. The admission of a substituted or additional Member shall not require the consent of any Member other than the Managing Member (if and to the extent such consent of the Managing Member is expressly required by this Article 9). As promptly as practicable after the admission of a substituted or additional Member, the books and records of the Company and Exhibit A shall be changed to reflect such admission.

26

(c)          As a further condition to any Transfer of all or any part of a Member’s Common Units, the Managing Member may, in its discretion, require a written opinion of counsel to the transferring Member reasonably satisfactory to the Managing Member, obtained at the sole expense of the transferring Member, reasonably satisfactory in form and substance to the Managing Member, as to such matters as are customary and appropriate in transactions of this type, including, without limitation (or, in the case of any Transfer made to a Permitted Transferee, limited to an opinion) to the effect that such Transfer will not result in a violation of the registration or other requirements of the Securities Act or any other federal or state securities laws. No such opinion, however, shall be required in connection with a Transfer made pursuant to the Exchange Agreement.

Section 9.04        Expense of Transfer; Indemnification. All reasonable costs and expenses incurred by the Managing Member and the Company in connection with any Transfer of a Member’s Common Units, including any filing and recording costs and the reasonable fees and disbursements of counsel for the Company, shall be paid by the transferring Member. In addition, the transferring Member hereby indemnifies the Managing Member and the Company against any losses, claims, damages or liabilities to which the Managing Member, the Company, or any of their Affiliates may become subject arising out of or based upon any false representation or warranty made by, or breach or failure to comply with any covenant or agreement of, such transferring Member or such transferee in connection with such Transfer.

Section 9.05        Exchange Agreement. In connection with any Transfer of any portion of a Member’s Common Units pursuant to the Exchange Agreement, the Managing Member shall cause the Company to take any action as may be required under the Exchange Agreement or requested by any party thereto to effect such Transfer promptly.

Section 9.06        Restrictions on Business Combination Transactions. The Company shall not be a party to any reorganization, Share Exchange, consolidation, conversion or merger or any other transaction having an effect on members substantially similar to that resulting from a reorganization, Share Exchange, consolidation, conversion or merger (each in this clause (ii), a “Restricted Transaction”) that includes or is in conjunction with a transaction involving the disposition, exchange or conversion of Class A Shares for consideration (collectively, a “Consolidated Transaction”) unless (i) each holder of Class A Shares and Class B Shares (together with the corresponding number of Common Units) is allowed to participate pro rata in such Consolidated Transaction (as if the Class B Shares (together with the corresponding number of Common Units) were exchanged immediately prior to such Consolidated Transaction for Class A Shares pursuant to the Exchange Agreement); and (ii) the gross proceeds payable in respect of each Common Unit (not held by the Managing Member of its Subsidiaries) equals the gross proceeds that would be payable in such Consolidated Transaction in respect of the Class A Share(s) for which such Common Unit was exchanged immediately prior to such Consolidated Transaction pursuant to the Exchange Agreement.

27

Article 10
DISSOLUTION AND TERMINATION

Section 10.01    Dissolution.

(a)          The Company shall be dissolved and its affairs wound up upon the occurrence of any of the following events:

(i)                 an election by the Managing Member to dissolve, wind up or liquidate the Company;

(ii)               the sale, disposition or transfer of all or substantially all of the assets of the Company;

(iii)             the entry of a decree of dissolution of the Company under §18-802 of the Delaware LLC Act; or

(iv)             at any time there are no members of the Company, unless the Company is continued in accordance with the Delaware LLC Act.

(b)          In the event of a dissolution pursuant to Section 10.01(a), the relative economic rights of each class of Common Units immediately prior to such dissolution shall be preserved to the greatest extent practicable with respect to distributions made to Members pursuant to Section 10.01(f) in connection with such dissolution, taking into consideration legal constraints that may adversely affect one or more parties to such dissolution and subject to compliance with Applicable Laws.

(c)          Dissolution of the Company shall be effective on the day on which the event occurs giving rise to the dissolution, but the Company will not terminate until the assets of the Company have been distributed as provided in this Section 10.01 and any filings required by the Delaware LLC Act have been made.

(d)          Upon dissolution, the Company shall be liquidated and wound up in an orderly manner in accordance with the provisions of this Section 10.01. The Managing Member or a Person selected by the Managing Member to act as liquidating trustee, shall wind up the affairs of the Company pursuant to this Operating Agreement. The Managing Member or liquidating trustee, as applicable, is authorized, subject to the Delaware LLC Act, to sell, exchange or otherwise dispose of the assets of the Company, or to distribute Company assets in kind, as the Managing Member or liquidating trustee shall determine to be in the best interests of the Members. The reasonable out-of-pocket expenses incurred by the Managing Member or liquidating trustee in connection with winding up the Company (including legal and accounting fees and expenses), all other liabilities or losses of the Company or the Managing Member or liquidating trustee incurred in accordance with the terms of this Operating Agreement, and reasonable compensation for the services of the liquidating trustee shall be borne by the Company. Except as otherwise required by law and except in connection with any gross negligence or willful misconduct of the Managing Member or liquidating trustee, the Managing Member or liquidating trustee shall not be liable to any Member or the Company for any loss attributable to any act or omission of the Managing Member or liquidating trustee taken in good faith in connection with the winding up of the Company and the distribution of Company assets. The Managing Member or liquidating trustee may consult with counsel and accountants with respect to winding up the Company and distributing its assets and shall be justified in acting or omitting to act in accordance with the advice or opinion of such counsel or accountants, provided that the Managing Member or liquidating trustee shall have used reasonable care in selecting such counsel or accountants.

28

(e)          Upon dissolution of the Company, the expenses of liquidation (including compensation for the services of the liquidating trustee and legal and accounting fees and expenses) and the Company’s liabilities and obligations to creditors shall be paid, or reasonable provisions shall be made for payment thereof, in accordance with Applicable Law, from cash on hand or from the liquidation of Company properties.

(f)          A reasonable time shall be allowed for the orderly winding up of the business and affairs of the Company and the liquidation of its assets pursuant to this Section 10.01 to minimize any losses otherwise attendant upon such winding up. Notwithstanding the generality of the foregoing, within 180 calendar days after the effective date of dissolution of the Company, the assets of the Company shall be distributed in the following manner and order: (i) all debts and obligations of the Company, if any, shall first be paid, discharged or provided for by adequate reserves; and (ii) the balance shall be distributed to the Members in accordance with Section 5.01.

(g)          The Managing Member or liquidating trustee shall not be personally liable for the return of Capital Contributions or any portion thereof to the Members (it being understood and agreed that any such return shall be made solely from Company assets).

Section 10.02    Termination. The Company shall terminate when all of the assets of the Company, after payment or reasonable provision for the payment of all debts, liabilities and obligations of the Company, shall have been distributed in the manner provided for in this Article 10 and the Certificate shall have been canceled in the manner required by the Delaware LLC Act.

Article 11
EXCULPATION AND INDEMNIFICATION

Section 11.01    Exculpation. To the fullest extent permitted by Applicable Law, and except as otherwise expressly provided herein, no Indemnitee shall be liable to the Company or any other Indemnitee for any Losses, which at any time may be imposed on, incurred by, or asserted against, the Company or any other Indemnitee as a result of or arising out of the activities of the Indemnitee on behalf of the Company to the extent within the scope of the authority reasonably believed by such Indemnitee to be conferred on such Indemnitee, except to the extent such Losses arise out of (i) the Indemnitee’s failure to act in good faith and in a manner such Indemnitee believed to be in, or not opposed to, the best interests of the Company, and, with respect to any criminal proceeding, the Indemnitee’s not having any reasonable cause to believe such conduct was unlawful, (ii) the Indemnitee’s material breach of this Operating Agreement or any other Transaction Document, or (iii) the Indemnitee’s gross negligence or willful misconduct.

29

Section 11.02    Indemnification. To the fullest extent permitted by Applicable Law, each of (a) the Members, the Managing Member and their respective Affiliates, (b) the stockholders, members, managers, directors, officers, partners, employees and agents of the Members and the Managing Member and their respective Affiliates, and (c) the officers of the Company (each, an “Indemnitee”) shall be indemnified and held harmless by the Company from and against any and all losses, claims, damages, liabilities, expenses (including legal fees and expenses), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative (collectively, “Losses”), which at any time may be imposed on, incurred by, or asserted against, the Indemnitee as a result of or arising out of this Operating Agreement, the Company, its assets, business or affairs or the activities of the Indemnitee on behalf of the Company to the extent within the scope of the authority reasonably believed to be conferred on such Indemnitee; provided, however, that the Indemnitee shall not be entitled to indemnification for any Losses to the extent such Losses arise out of (i) the Indemnitee’s failure to act in good faith and in a manner such Indemnitee believed to be in, or not opposed to, the best interests of the Company, and, with respect to any criminal proceeding, the Indemnitee’s not having any reasonable cause to believe such conduct was unlawful, (ii) the Indemnitee’s material breach of this Operating Agreement or any other Transaction Document, or (iii) the Indemnitee’s gross negligence or willful misconduct. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere, or its equivalent, shall not, of itself, create a presumption that the Indemnitee acted in a manner specified in clause (i), (ii) or (iii) above. Any indemnification pursuant to this Article 11 shall be made only out of the assets of the Company and no Member shall have any personal liability on account thereof. The Company hereby acknowledges that one or more Indemnitees may have certain rights to indemnification, advancement of expenses and/or insurance provided by certain entities who hold an interest in the Company or the Managing Member and have designated certain directors to serve on the board of OTG EXP.

Section 11.03    Expenses. Expenses (including reasonable legal fees and expenses) incurred by an Indemnitee in defending any claim, demand, action, suit or proceeding described in Section 11.02 shall, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding, upon receipt by the Company of an undertaking by or on behalf of the Indemnitee to repay such amount if it shall be determined that the Indemnitee is not entitled to be indemnified as provided in this Article 11; provided that such undertaking shall be unsecured and interest free and shall be accepted without regard to an Indemnitee’s ability to repay amounts advanced and without regard to an Indemnitee’s entitlement to indemnification.

Section 11.04    Non-Exclusivity. The indemnification and advancement of expenses set forth in this Article 11 shall not be exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any statute, the Delaware LLC Act, this Operating Agreement, any other agreement, a policy of insurance or otherwise. The indemnification and advancement of expenses set forth in this Article 11 shall continue as to an Indemnitee who has ceased to be a named Indemnitee and shall inure to the benefit of the heirs, executors, administrators, successors and permitted assigns of such a Person.

Section 11.05    Insurance. The Company may purchase and maintain insurance on behalf of the Indemnitees against any liability asserted against them and incurred by them in such capacity, or arising out of their status as Indemnitees, whether or not the Company would have the power to indemnify them against such liability under this Article 11.

30

Article 12
ACCOUNTING AND RECORDS; TAX MATTERS

Section 12.01    Accounting and Records. The books and records of the Company shall be made and maintained, and the financial position and the results of its operations recorded, at the expense of the Company, in accordance with such method of accounting as is determined by the Managing Member. The books and records of the Company shall reflect all Company transactions and shall be made and maintained in a manner that is appropriate and adequate for the Company’s business.

Section 12.02    Tax Returns. The Managing Member shall cause to be prepared and timely filed all U.S. federal, state and local and foreign tax returns of the Company. The Managing Member shall determine the appropriate treatment of each item of income, gain, loss, deduction and credit of the Company and the accounting methods and conventions under the tax laws of the United States of America, the several states and other relevant jurisdictions as to the treatment of any such item or any other method or procedure related to the preparation of such tax returns. Each Member shall furnish to the Company all pertinent information in its possession relating to the Company’s operations that is necessary to enable the Company’s tax returns to be timely prepared and filed. As promptly as practicable after the end of each Fiscal Year, the Managing Member shall cause the Company to provide to each Member a Schedule K-1 together with such additional information as may be reasonably required or requested by the Members in order to file their U.S. federal income tax, state tax, and local tax returns reflecting the Company’s operations and the operations of any of its Subsidiaries; provided, that the Managing Member shall use reasonable best efforts to provide each Member within 90 days after the end of the applicable Fiscal Year an estimate of the net taxable income of the Company allocated to (or reasonably estimated to be allocated to) such Member for a Fiscal Year, together with an estimate of the state apportionment of such income. The Company shall bear the costs of the preparation and filing of its tax returns.

Section 12.03    Tax Partnership. The Company shall be treated as a partnership for tax purposes. Neither the Company nor any Member shall act or take any position inconsistent therewith, including (without limitation) making an election for the Company to be excluded from the application of the provisions of subchapter K of chapter 1 of subtitle A of the Code or any similar provisions of applicable state law or to be classified as other than a partnership pursuant to Treas. Reg. § 301.7701-3.

Section 12.04    Tax Elections. The Managing Member shall, on behalf of the Company, make or cause to be made the following elections on the appropriate forms or tax returns:

(a)          to adopt the calendar year as the Company’s taxable year or Fiscal Year, if permitted under the Code;

(b)          to adopt the accrual method of accounting and to keep the Company’s books and records on the U.S. federal income tax method;

31

(c)          to elect to amortize the organizational expenses of the Company as permitted by Section 709(b) of the Code;

(d)          to make, maintain and keep in effect at all times an election under Section 754 of the Code (and comparable provisions of state tax law) with respect to the Company and to cause each Subsidiary Partnership, and shall use its commercially reasonable efforts to cause each other entity in which the Company has directly or indirectly invested that is treated as a partnership for U.S. federal and state income tax purposes, to make and maintain such an election, which elections shall be in effect for each Fiscal Year or portions thereof, from and after the Effective Date including each year in which any Member Transfers Common Units pursuant to the Exchange Agreement; provided, that an additional election under Section 754 of the Code (and comparable provisions of state law) shall be timely made in the event of a termination of the Company or any such investee entity under Section 708 of the Code so that the Company and any such investee entity have in effect an election under Section 754 of the Code with respect to all taxable years or portions thereof for so long as the Company and any such investee entity is classified as a partnership for U.S. federal income tax purposes; and

(e)          any other election the Managing Member may deem appropriate and in the best interests of the Members.

Section 12.05    Tax Matters Member.

(a)          The Managing Member shall be “tax matters partner” (within the meaning of Code Section 6231), to the extent applicable for taxable years beginning before December 31, 2017, and the “partnership representative” (within the meaning of Code Section 6223(a), as amended by the Bipartisan Budget Act of 2015 (the “Budget Act”)) (in each case, the “Tax Matters Member”). Each Member agrees that the Managing Member is authorized to take (or cause the Company to take) such other actions as may be necessary pursuant to Treasury Regulations or other IRS or Treasury guidance to cause the Tax Matters Member to be designated as the “partnership representative.” Any cost or expense incurred by the Tax Matters Member in connection with its duties, including the preparation for or pursuance of administrative or judicial proceedings, shall be paid by the Company.

(b)          In respect of an income tax audit of any tax return of the Company, the filing of any amended return or claim for refund in connection with any item of income, gain, loss, deduction or credit reflected on any tax return of the Company, or any administrative or judicial proceedings arising out of or in connection with any such audit, amended return, claim for refund or denial of such claim, (i) the Managing Member shall direct the Tax Matters Member to act for, and such action shall be final and binding upon, the Company and all Members except to the extent a Member shall properly elect to be excluded from such proceeding pursuant to the Code; (ii) no Member shall have the right to (1) participate in the audit of any Company tax return, (2) file any amended return or claim for refund in connection with any item of income, gain, loss, deduction or credit (other than items which are not partnership items within the meaning of Code Section 6231(a)(4) or which cease to be partnership items under Code Section 6231(b)) reflected on any tax return of the Company, (3) participate in any administrative or judicial proceedings conducted by the Company or the Tax Matters Member arising out of or in connection with any such audit, amended return, claim for refund or denial of such claim, or (4) appeal, challenge or otherwise protest any adverse findings in any such audit conducted by the Company or the Tax Matters Member or with respect to any such amended return or claim for refund filed by the Company or the Tax Matters Member or in any such administrative or judicial proceedings conducted by the Company or the Tax Matters Member; and (iii) the Tax Matters Member shall keep the Members reasonably apprised of the status of any such proceeding. The Tax Matters Member shall be permitted to elect under Section 6226 of the Code, as amended by Budget Act, to furnish each Member and the IRS with a statement of the Member’s share of any adjustment to income, gain, loss, deduction or credit (as determined in a notice of a final partnership adjustment) at the time and in the manner that will be prescribed by the IRS. Notwithstanding the foregoing, if a petition for a readjustment to any partnership item included in a final partnership administrative adjustment is filed with a District Court or the Court of Claims and the IRS has elected to assess income tax against a Member with respect to that final partnership administrative adjustment (rather than suspending assessments until the District Court or Court of Claims proceedings become final), such Member shall be permitted to file a claim for refund within such period of time as to avoid application of any statute of limitations which would otherwise prevent the Member from having any claim based on the final outcome of that review.

32

(c)          Each Member agrees that it shall not, except as otherwise required by applicable law or regulatory requirements, (i) treat, on its individual income tax returns, any item of income, gain, loss, deduction or credit relating to its interest in the Company in a manner inconsistent with the treatment of such item by the Company as reflected on the Schedule K-1 or other information statement furnished by the Company to such Member for use in preparing its income tax returns or (ii) file any claim for refund relating to any such item based on, or which would result in, such inconsistent treatment. If any Member intends to file a notice of inconsistent treatment under Section 6222(b) of the Code, such Member shall use reasonable best efforts to give reasonable notice under the circumstances to the other Members of such intent and the manner in which the Member’s intended treatment of an item is (or may be) inconsistent with treatment of that item by the other Members.

Article 13
ARBITRATION

The Members shall attempt in good faith to resolve all claims, disputes and other disagreements arising hereunder or under the Exchange Agreement (each, a “Dispute”) by negotiation. If a Dispute cannot be resolved in such manner, such Dispute shall, at the request of any party, after providing written notice to the other parties to the Dispute, be submitted to arbitration in the City of New York in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect. The proceeding shall be confidential. The party initially asserting the Dispute (the “Initiating Party”) shall notify the other party (the “Responding Party”) of the name and address of the arbitrator chosen by the Initiating Party and shall specifically describe the Dispute in issue to be submitted to arbitration. Within 30 days of receipt of such notification, the Responding Party shall notify the Initiating Party of its answer to the Dispute, any counterclaim which it wishes to assert in the arbitration and the name and address of the arbitrator chosen by the Responding Party. If the Responding Party does not appoint an arbitrator during such 30-day period, appointment of the second arbitrator shall be made by the American Arbitration Association upon request of the Initiating Party. The two arbitrators so chosen or appointed shall choose a third arbitrator, who shall serve as president of the panel of arbitrators (the “Panel”) thus composed. If the two arbitrators so chosen or appointed fail to agree upon the choice of a third arbitrator within 30 days from the appointment of the second arbitrator, the third arbitrator will be appointed by the American Arbitration Association upon the request of the arbitrators or either of the parties. In all cases, the arbitrators must be persons who are knowledgeable about, and have recognized ability and experience in dealing with, the subject matter of the Dispute. The arbitrators will act by majority decision. Any decision of the arbitrators shall (a) be rendered in writing and shall bear the signatures of at least two arbitrators, and (b) identify the members of the Panel. Absent fraud or manifest error, any such decision of the Panel shall be final, conclusive and binding on the parties to the arbitration and enforceable by a court of competent jurisdiction. The expenses of the arbitration shall be borne equally by the parties to the arbitration; provided, however, that each party shall pay for and bear the costs of its own experts, evidence and legal counsel, unless the arbitrator rules otherwise in the arbitration. The parties shall complete all discovery within 30 days after the Panel is composed, shall complete the presentation of evidence to the Panel within 15 days after the completion of discovery, and a final decision with respect to the matter submitted to arbitration shall be rendered within 15 days after the completion of presentation of evidence. The parties shall cause to be kept a record of the proceedings of any matter submitted to arbitration hereunder.

33

Article 14
MISCELLANEOUS PROVISIONS

Section 14.01    Entire Agreement. This Operating Agreement and the other Transaction Documents constitute the entire agreement and understanding by the Members and the Company with respect to the subject matter hereof and supersede any prior agreement or understanding by the Members with respect to such subject matter.

Section 14.02    Binding on Successors. This Operating Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and permitted assigns, and nothing in this Operating Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Operating Agreement.

Section 14.03    Managing Member’s Business. OTG EXP, as the sole Managing Member of the Company, hereby agrees that it (a) will not conduct any business other than the management and ownership of the Company and its Subsidiaries and (b) shall not own any other assets (other than on a temporary basis).

Notwithstanding the foregoing, OTG EXP may take such actions and own such assets as are necessary or appropriate to comply with Applicable Law, including compliance with its responsibilities as a public company under the U.S. federal securities laws, incur indebtedness and take any other action or own any other asset that the board of directors of OTG EXP determines in good faith is in the best interest of the Company.

34

Section 14.04    Governing Law. This Operating Agreement and the rights of the parties hereunder will be governed by, construed and enforced in accordance with the laws of the State of Delaware without regard to conflicts of law principles thereof.

Section 14.05    Headings. All headings herein are inserted only for convenience and ease of reference and are not to be considered in the construction or interpretation of any provision of this Operating Agreement.

Section 14.06    Severability. If any provision of this Operating Agreement, or the application of such provision to any Person or circumstance, shall be held illegal, invalid or unenforceable, the remainder of this Operating Agreement or the application of such provision to other persons or circumstances shall not be affected thereby.

Section 14.07    Notices. All notices, requests, consents and other communications hereunder (each, a “Notice”) to the Company or any Member shall be in writing and shall be delivered in person or by nationally recognized overnight courier, addressed to such Member at the address or facsimile number set forth in Exhibit A hereto, or below with respect to the Company, or such other address as may hereafter be designated in writing by such party to the other parties:

If to the Company, to:

OTG Management, LLC
335 West Butler Avenue, Suite 120
Chalfont, Pennsylvania 18914

Attention: General Counsel

with a copy (which shall not constitute notice to the Company) to:

Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022
Telephone: (212) 446-4000
Attention: Richard Aftanas
                 Douglas Ryder

Each Notice shall be deemed received on the date sent to the recipient thereof in accordance with this Section 14.07, if sent prior to 5:00 p.m. in the place of receipt and such day is a Business Day; otherwise, such Notice shall be deemed not to have been received until the next succeeding Business Day.

Section 14.08    Amendments. This Operating Agreement may be amended (including, for purposes of this Section 14.08, any amendment effected directly or indirectly by way of a merger or consolidation of the Company) or waived, in whole or in part, by the Managing Member; provided, however, that to the extent any amendment or waiver, including any amendment or waiver of the Exhibits attached hereto, would (i) disproportionately and adversely affect the rights of any Member of a class compared with the rights of any other Member of such class, such amendment or waiver may only be made by the Managing Member upon the prior written consent of such disproportionately and adversely affected Member or (ii) adversely affect the rights of any Highbridge Member, such amendment or waiver may only be made by the Managing Member upon the prior written consent of such Highbridge Member.

35

Section 14.09    Consent to Jurisdiction. Subject to Article 13, the parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Operating Agreement or the transactions contemplated hereby shall be brought and maintained exclusively in the United States District Court for the Southern District of New York or the Supreme Court of the State of New York located in the County of New York. Each of the parties irrevocably consents to submit to the personal jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding. Process in any such suit, action or proceeding in such courts may be served, and shall be effective, on any party anywhere in the world, whether within or without the jurisdiction of any such court, by any of the methods specified for the giving of Notices pursuant to Section 14.07. Each of the parties irrevocably waives, to the fullest extent permitted by law, any objection or defense that it may now or hereafter have based on venue, inconvenience of forum, the lack of personal jurisdiction and the adequacy of service of process (as long as the party was provided Notice in accordance with the methods specified in Section 14.07) in any suit, action or proceeding brought in such courts.

Section 14.10    WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS OPERATING AGREEMENT.

Section 14.11    Tax Receivables Agreement. The Tax Receivables Agreement shall be treated as part of this Operating Agreement as described in Section 761(c) of the Code, and Treas. Reg. § 1.704-1(b)(2)(ii)(h) and § 1.761-1(c) with respect to payments to a Member with respect to an Exchange (as defined in the Tax Receivables Agreement) by such Member.

[Signature pages follow]

36

IN WITNESS WHEREOF, the Company, OTG EXP and the Members named below have duly executed this Operating Agreement as of the date first written above.

OTG MANAGEMENT, LLC

By:
Name:
Title:

OTG EXP, INC.

By:
Name:
Title:

OTG MANAGEMENT, INC.

By:
Name:
Title:

OTG CONSOLIDATED HOLDINGS, INC.

By:
Name:
Title:

HIGHBRIDGE PRINCIPAL STRATEGIES - AP MEZZANINE PARTNERS II, L.P.

By:
Name:

HMP II ONSHORE OTG INVESTMENT, L.P.

By:
Name:

[Signature Page to Operating Agreement]

Exhibit A

Name and Address of Member	Number of Common Units	Percentage Interest

Total		100%